                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 4) *


                            Nooney Realty Trust, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    655379105
                         ------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 655379105
                               AMENDMENT NO. 4 TO
                                  SCHEDULE 13G

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  PICO Holdings, Inc.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  X
                                                                     ---
                                                                 (b)
                                                                     ---

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                  Not Applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC

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CUSIP NO. 655379105
                               AMENDMENT NO. 4 TO
                                  SCHEDULE 13G


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Physicians Insurance Company of Ohio


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  X
                                                                     ---
                                                                 (b)
                                                                     ---

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                  Not Applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IC

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CUSIP NO. 655379105
                               AMENDMENT NO. 4 TO
                                  SCHEDULE 13G


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Sequoia Insurance Company


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  X
                                                                     ---
                                                                 (b)
                                                                     ---

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IC

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CUSIP NO. 655379105
                               AMENDMENT NO. 4 TO
                                  SCHEDULE 13G


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Summit Global Management, Inc.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  X
                                                                     ---
                                                                 (b)
                                                                     ---

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                  Not Applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  None

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IA

CUSIP NO. 655379105
                               AMENDMENT NO. 4 TO
                                  SCHEDULE 13G


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  American Physicians Life Insurance Company


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  X
                                                                     ---
                                                                 (b)
                                                                     ---

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IC

CUSIP NO. 655379105
                               AMENDMENT NO. 4 TO
                                  SCHEDULE 13G


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Physicians Investment Company


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  X
                                                                     ---
                                                                 (b)
                                                                     ---

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC

Item 1(a).          Name of Issuer.
-----------------------------------

                    Nooney Realty Trust, Inc.

Item 1(b).          Address of Issuer's Principal Executive Offices.
--------------------------------------------------------------------

                    7701 Forsyth Boulevard
                    St. Louis, Missouri  63105

Item 2(a).          Name of Person Filing.
------------------------------------------

         (i)        Physicians Insurance Company of Ohio ("Physicians")

         (ii) Sequoia Insurance Company ("Sequoia") which is a wholly-owned subsidiary of Physicians.

         (iii) American Physicians Life Insurance Company ("APL") which is an indirect wholly-owned subsidiary of Physicians.

         Each of Physicians, Sequoia and APL is an insurance company as defined in Section 3(a)(19) of the Securities Exchange Act of 1934 (the "Act").

         (iv) PICO Holdings, Inc. ("Holdings") which is an insurance holding company and the direct parent of Physicians.

         (v) Summit Global Management, Inc. ("Summit") which is a wholly-owned subsidiary of Holdings. Summit is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

         (vi) Physicians Investment Company ("PIC") which is a wholly-owned subsidiary of Physicians and the parent of APL. PIC was formed for the purpose of holding the shares of APL and conducts no other business.

Item 2(b).          Address of Principal Business Office or, if none,
---------------------------------------------------------------------
                    Residence of Person Filing.
                    ---------------------------

         (i)        Physicians, APL and PIC:
                       13515 Yarmouth Drive, N.W.
                       Pickerington, Ohio 43147

         (ii)       Sequoia:
                       4473 Willow Road
                       Suite 105
                       Pleasanton, CA 94588

         (iii)      Holdings and Summit:
                       875 Prospect Street
                       Suite 301
                       La Jolla, California 92037

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Item 2(c).          Citizenship of Person Filing.
-------------------------------------------------

         (i)        Physicians, APL, PIC and Summit:  Ohio

         (ii)       Sequoia and Holdings:  California

Item 2(d).          Title of Class of Securities.
-------------------------------------------------

                    Common Stock, $1.00 par value

Item 2(e).          CUSIP Number.
---------------------------------

                    655379105

Item 3.             If this statement is filed pursuant to Rules 13d-1(b), or
-----------------------------------------------------------------------------
                    13d-2(b), check whether the person filing is a:
                    -----------------------------------------------

         (a)        [ ]      Broker or Dealer registered under Section 15 of
                             the Act

         (b)        [ ]      Bank as defined in Section 3(a)(6) of the Act

         (c)        [X]      Insurance  Company as defined in Section  (a)(19)
                             of the Act -- for each of Physicians, Sequoia and APL

         (d)        [ ]      Investment Company registered under Section 8 of
                             the Investment Company Act

         (e)        [X]      Investment Adviser registered under Section 203
                             of the Investment Advisers Act of 1940 -- for
                             Summit

         (f)        [ ]      Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or Endowment
                             Fund; see Section 240.13d-1(b)(l)(ii)(F)

         (g)        [X]      Parent Holding Company, in accordance with
                             Section 240.13d-1(b)(ii)(G) -- for each of Holdings and PIC

         (h)        [X]      Group, in accordance with Section 240.13d-1(b)(1)
                             (ii)(H)-- for Physicians, Sequoia, Holdings, APL,
                             PIC and Summit together

Item 4.             Ownership.
------------------------------

         (a)        Amount Beneficially Owned:

                    Holdings:          None
                    Physicians:        None
                    Sequoia:           None
                    APL:               None
                    PIC:               None
                    Summit:            None

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         (b)        Percent of Class:

                    Holdings:           0%
                    Physicians:         0%
                    Sequoia:            0%
                    APL:                0%
                    PIC:                0%
                    Summit:             0%

         (c)        Number of shares as to which person filing has:

                    (i)    Sole power to vote or to direct the vote:

                           Holdings:    None
                           Physicians:  None
                           Sequoia:     None
                           APL:         None
                           PIC:         None
                           Summit:      None

                    (ii) Sole power to dispose or to direct the disposition of:

                           Holdings:    None
                           Physicians:  None
                           Sequoia:     None
                           APL:         None
                           PIC:         None
                           Summit:      None

                    (iii)  Shared power to vote or to direct the vote:

                           Holdings:    None
                           Physicians:  None
                           Sequoia:     None
                           APL:         None
                           PIC:         None
                           Summit:      None

                    (iv) Shared power to dispose or to direct the disposition of:

                           Holdings:    None
                           Physicians:  None
                           Sequoia:     None
                           APL:         None
                           PIC:         None
                           Summit:      None

Item 5.            Ownership of Five Percent or Less of a Class.
----------------------------------------------------------------

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

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Item 6.            Ownership of More than Five Percent on Behalf of Another
---------------------------------------------------------------------------
                   Person.
                   -------

                   Not applicable

Item 7.            Identification and Classification of the Subsidiary
----------------------------------------------------------------------
                   Which Acquired the Security Being Reported on By the
                   ----------------------------------------------------
                   Parent Holding Company.
                   -----------------------

                   See Items 2(a) and 3(g) above. Please also see Exhibit 1.

Item 8.            Identification and Classification of Members of the Group
----------------------------------------------------------------------------

                   See Item 3(h) above. Please also see Exhibit 1.

Item 9.            Notice of Dissolution of Group.
--------------------------------------------------

                   Not Applicable.

Item 10.           Certification.
---------------------------------

                   By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  September 15, 1997               PHYSICIANS INSURANCE COMPANY OF OHIO

                                         By: /s/ James F. Mosier
                                             ---------------------------------
                                             James F. Mosier, General Counsel
                                             and Secretary


Dated:  September 15, 1997               SEQUOIA INSURANCE COMPANY

                                         By: /s/ James F. Mosier
                                             ---------------------------------
                                             James F. Mosier, Secretary


Dated:  September 15, 1997               PICO HOLDINGS, INC.

                                         By: /s/ James F. Mosier
                                             ---------------------------------
                                             James F. Mosier, General
                                             Counsel and Secretary


Dated:  September 15, 1997               SUMMIT GLOBAL MANAGEMENT, INC.

                                         By: /s/ James F. Mosier
                                             ---------------------------------
                                             James F. Mosier, Secretary


Dated:  September 15, 1997               AMERICAN PHYSICIANS LIFE INSURANCE
                                         COMPANY

                                         By: /s/ James F. Mosier
                                             ---------------------------------
                                             James F. Mosier, General Counsel
                                             and Secretary


Dated:  September 15, 1997               PHYSICIANS INVESTMENT COMPANY

                                         By: /s/ James F. Mosier
                                             ---------------------------------
                                             James F. Mosier, Secretary

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                                                                      EXHIBIT 1
                                                                      ---------


                                MEMBERS OF GROUP
                                ----------------


Name of Corporation                               Classification
-------------------                               --------------

PICO Holdings, Inc.                               Parent Holding company

Physicians Insurance Company of Ohio              Insurance Company

Sequoia Insurance Company                         Insurance Company

American Physicians Life Insurance Company        Insurance Company

Physicians Investment Company                     Parent Holding Company

Summit Global Management, Inc.                    Investment Adviser

For a copy of the Joint Filing Agreement, please see Exhibit 2 to Amendment No. 3 to Schedule 13G filed on behalf of the reporting persons with the Securities and Exchange Commission on March 19, 1997.